Exhibit (a)(1)(E)

To:

From:	Trident Microsystems, Inc.

Re:	Confirmation of Election

Date:
[ ] Our records indicate that you have elected as follows with respect to our offer to exchange certain stock options for a lesser number of shares of restricted stock or restricted stock units, referred to as the “Exchange Program:”

Original Grant Date			Exchange
(MMDDYY)	Option Grant Number	Exercise Price Per Share	Eligible Option?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
We strongly encourage you to print this page and keep it for your records.
If the above is not your intent, please log back into the exchange program website to change your election before 9:00 p.m., Pacific Standard Time, on March 10, 2010. If we extend the offer beyond this deadline, we will notify you of the extension, and you may change your previous election at any time until the extended date. After the offer ends, you cannot change or withdraw your election and the last election we received from you prior to the deadline will be final. The exchange program website is located at https://trident.equitybenefits.com.
Please note that, if you have elected to exchange some or all of your eligible options, our receipt of your election is not by itself an acceptance of the options for exchange. For purposes of the Exchange Program, Trident will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the date Trident gives written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. Trident’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Exchange Program period on March 10, 2010, or such later date as we determine if the offer is extended. Once Trident has formally accepted your tendered options for exchange, you will be granted the appropriate number of replacement shares of restricted stock or restricted stock units.
The complete terms and conditions of the Exchange Program are described in the Offer to Exchange Certain Outstanding Options for a Number of Restricted Stock Rights, dated as of February 10, 2010, which you can access at the exchange program website. We have also electronically filed Exchange Program materials with the U.S. Securities and Exchange Commission, which you can view on-line at www.sec.gov. If you have technical difficulty accessing the exchange program website and require assistance, please email optionexchange@tridentmicro.com.